Exhibit 9.1

CEVA, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of [__________], 2002 by and among Ceva, Inc., a Delaware corporation (the “Company”), and [__________], a [____________] (the “Holder”).

RECITALS

A.            The Company entered into that certain Combination Agreement, dated as of April 4, 2002 (the “Combination Agreement”), by and among the Company, DSP Group, Inc. and Parthus Technologies PLC (“Parthus”) whereby, among other things, the Company agreed to acquire all of the outstanding stock of Parthus in exchange for its own stock.

B.            The obligations of the Company under the Combination Agreement are conditioned upon, among other things, the Holder entering into this Agreement regarding the voting of shares of the common stock of the Company (the “Common Stock”) to be acquired by the Holder pursuant to the Combination Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereto agree as follows:

1.     Agreement to Vote.  Holder hereby agrees that it will cause all shares of Common Stock owned beneficially by it and its “affiliates” (as that term is defined in Rule 144 of the Securities Act of 1933 (“Affiliates”), and the shares being owned beneficially by the Holder and its Affiliates being collectively referred to herein as the “Holder Shares”) at regular or special meetings of stockholders and to give written consent with respect to such Holder Shares in accordance with, the provisions of this Agreement.

2.     Election of Directors and Other Matters.  At all times prior to the termination or lapsing of the restrictions of this Agreement, the Holder shall take all actions as may be required so that all Holder Shares are voted (i) with respect to elections of members of the Board of Directors, for the Company nominees to the Company Board of Directors, and (ii) with respect to all other matters to be voted on by stockholders, either (A) in accordance with the recommendations of the Company Board of Directors, or (B) for or against any such matter in the same proportion as the shares owned by all other stockholders (excluding the Holder and any transferee or assignee of the Holder who is an Affiliate of such Holder) are voted with respect to such matters, if the Board of Directors makes no such recommendation.  The Holder and any Affiliate owning any such securities shall be present, in person or by proxy, at all meetings of stockholders of the Company so that all such Holder Shares may be counted for the purposes of determining the presence of a quorum at such meeting.

3.     Legend on Share Certificates.  Each certificate representing any Holder Shares shall be endorsed by the Company with a legend reading substantially as follows:

“THE RIGHT TO VOTE THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A VOTING AGREEMENT, A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL PLACE OF BUSINESS.”

4.     No Liability for Election of Recommended Directors.  Neither the Company, the Holder, nor any officer, director, stockholder, partner, employee or agent of such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Company’s Board of Directors by virtue of such party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

5.     Grant of Proxy.  Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

6.     Specific Enforcement.  Each party hereto agrees that its obligations hereunder are necessary and reasonable in order to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages.  Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

7.     Transfer.  The Holder agrees that prior to transferring any Holder Shares to a party or group of parties who, together with its or their Affiliates, will own more than three percent (3%)  of the Company’s Common Stock, Holder shall cause such transferee or transferees to agree to be bound by an agreement with terms and substance substantially similar to that of this Agreement.

8.     Termination.  This Agreement shall terminate upon the earliest to occur of:

(1)   two years from the date of this Agreement;

(2)   the sale of all or substantially all of the assets of the Company or the consolidation or merger of the Company with or into any other business entity pursuant to which stockholders of the Company prior to such consolidation or merger hold less than fifty percent (50%) of the voting equity of the surviving or resulting entity;

(3)   the liquidation, dissolution or winding up of the business operations of the Company; or

(4)   the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company.

9.     Manner of Voting.  The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

10.   Amendments and Waivers.  Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the then outstanding Holder Shares.  Any amendment or waiver so effected shall be binding upon the Company, the Holder and all of their respective successors and assigns whether or not such party, successor or assignee entered into or approved such amendment or waiver.

11.   Successors and Assigns.  The provisions of this Agreement shall be binding upon the successors in interest, heirs and assigns to any of the Holder Shares.  If this Agreement is to apply to the shares held by a transferee or assignee of the Holder Shares, the Company shall not permit the transfer of any of the Holder Shares on its books or issue a new certificate representing any of the Holder Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were the Holder.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.   Stock Splits, Stock Dividends, etc.  In the event of any issuance of shares of the Company’s voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, capital reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 3.

13.   Governing Law; Venue.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.  All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in the County of Kent in the State of Delaware and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

14.   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.   Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

16.   Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party;

(b) when sent by facsimile to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) seven (7) business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) two business days after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with such delivery day guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.  Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 16 by giving the other party written notice of the new address in the manner set forth above.

17.   Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

18.   Enforceability; Severability.  The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Holder Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

19.   Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically setorth herein or therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: CEVA, INC.

By:
__________________________, President
Address:	Ceva, Inc. 120 Scott Boulevard Santa Clara, CA 95054

Facsimile:

HOLDER: [NAME OF HOLDER]

By:	__________________________________________
Name:	__________________________________________
Title:	__________________________________________
Address:	____________________________________ ____________________________________ ____________________________________
Facsimile:	____________________________________

Taxpayer ID:	____________________________________